Exhibit (d)(54)(vii)

EQ ADVISORS TRUST

AMENDMENT NO. 5

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 5 to the Investment Advisory Agreement dated effective February 12, 2010 between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or “Manager”) and BlackRock Investment Management LLC, a limited liability company organized under the laws of the State of Delaware (“BlackRock or Adviser”).

WHEREAS, AXA Equitable and BlackRock agree to modify the Investment Advisory Agreement, dated as of October 1, 2006, as amended, (“Agreement”) as follows:

1. Removed Portfolios. All references to the EQ/Franklin Core Balanced Portfolio, EQ/Templeton Global Equity Portfolio, EQ/Mutual Large Cap Equity Portfolio, EQ/AXA Franklin Small Cap Value Core Portfolio and EQ/Global Multi-Sector Equity Portfolio are hereby removed.

2. Existing Portfolios. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to the following Portfolios or Allocated Portion of a Portfolio, as applicable: EQ/Basic Value Equity Portfolio and EQ/Global Bond PLUS Portfolio.

3. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to the Portfolios is hereby replaced in its entirety by Appendix A attached hereto.

4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 5 as of the date set forth below.

AXA EQUITABLE LIFE INSURANCE COMPANY		BLACKROCK INVESTMENT MANAGEMENT LLC

By:	/s/ Steven M. Joenk	By:	/s/ Francis M. Porcelli
	Steven M. Joenk		Name:	Francis M. Porcelli
	Senior Vice President		Title:	Managing Director

APPENDIX A

AMENDMENT NO. 5 TO

INVESTMENT ADVISORY AGREEMENT

BLACKROCK INVESTMENT MANAGEMENT LLC

Related Portfolios	Annual Advisory Fee Rate***

Basic Value Portfolios, which shall consist of the EQ/BlackRock Basic Value Equity Portfolio and Other Allocated Portion(s)** identified directly below (collectively, referred to as “Basic Value Portfolios”):

EQ/Equity Growth PLUS Portfolio*,**

AXA Conservative Multimanager Fund, a series of the AXA Offshore Multimanager Funds Trust*,**

AXA Moderate Multimanager Fund, a series of the AXA OffshoreMultimanager Funds Trust*,**

AXA Aggressive Multimanager Fund, a series of the AXA Offshore Multimanager Funds Trust*,**

.40% of the Basic Value Portfolios’ average daily net assets up to and including $100 million; 0.375% of the Basic Value Portfolios’ average daily net assets in excess of $100 million up to and including $300 million; 0.35% of the Basic Value Portfolios’ average daily net assets in excess of $300 million up to and including $500 million; 0.325% of the Basic Value Portfolios’ average daily net assets in excess of $500 million up to and including $1 billion; and 0.30% in excess of $1 billion.

Portfolio	Annual Advisory Fee Rate

EQ/Global Bond PLUS Portfolio*	0.02% of the Allocated Portion’s average daily net assets.

*	Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser, which is referred to as an “Allocated Portion.”
**	Other Allocated Portions are other investment companies (or series or portions thereof) that are managed by the Manager and advised by the Adviser, which are classified as “Basic Value Portfolios.”)
***	The daily advisory fee for the Basic Value Portfolios is calculated by multiplying the aggregate net assets of the Basic Value Portfolios at the close of the immediately preceding day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily fee applicable to each Allocated Portion is the portion of the daily advisory fee for the Related Portfolios equal to the Allocated Portion’s net assets relative to the aggregate net assets of the Related Portfolios, including the Allocated Portion used in the fee calculation.